EXHIBIT 99.1

PRESS RELEASE

Contact: Investor Relations- 781-890-5656

Pace Medical, Inc. Terminates Registration with the
Securities and Exchange Commission

Waltham, Massachusetts- February 17, 2006- Pace Medical, Inc. (OTC: PMDL) today announced that the Company has filed a Form 15 with the Securities and Exchange Commission in order to suspend registration of its common stock. The Company reported the de-registration becomes effective 90 days after filing the Form 15; however, the filing results in an immediate suspension of the Company’s 10-KSB, 10-QSB, and 8-K reporting requirements.

The Company is taking this action for a number of reasons. The primary reason is to reduce the costs and burdens associated with being a “reporting company” under the Securities Exchange Act of 1934, including those arising under the provisions of the Sarbanes-Oxley Act of 2002. After serious consideration, the Board of Directors concluded that the advantages of being a reporting company under the 1934 Act do not offset the costs, both direct cash expenses and indirect costs in the form of management time, associated with the SEC reporting requirements. Other factors considered as part of this decision were: (i) the Company’s common stock is very thinly traded; and (ii) the Company receives no capital raising benefit from being a reporting company.

Steven Hanson, President and Chief Executive Officer, made the following comment: “The costs of remaining a reporting company outweigh the benefits to the Company and our shareholders. Due to our small market cap and small number of shareholders, we have not enjoyed many of the traditional benefits of being a reporting company. We believe that the cost reductions associated with suspending our public filing obligations will make us more profitable and bring more value to our shareholders.”

The Company stated that it intends to make available to shareholders periodic financial information along with press releases announcing material events. The Company also will continue to hold an Annual Meeting pursuant to Massachusetts law. Upon its de-registration, the Company’s common stock will no longer be eligible to trade on the OTC Bulletin Board®, but the Company expects that its common stock will continue to trade through the Pink Sheets® (www.pinksheets.com), an electronic quotation service for over-the-counter securities. However, there is no assurance that brokers will continue to make a market in the stock.

Pace Medical designs and manufactures external heart pacemakers and accessory products used in pacing the heart and monitoring equipment to detect the performance of cardiac rhythm device performance. Its headquarters are located in Waltham, Massachusetts with a wholly owned subsidiary, APC Medical Ltd., located in Welwyn Garden City, England.

This report contains forward-looking statements about the Company and its future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks and uncertainties include the potential that the Company will be required to re-register its common stock, that the Company will be required to comply with expanded auditing requirements even if its common stock is not registered, and that the stock will not be actively traded by registered market makers. Additional risks are discussed in the Company’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.